EXHIBIT 10.1
                                                                    ------------

                             THIRD AMENDMENT TO THE
                            ODYSSEY HEALTHCARE, INC.
                      2001 EQUITY-BASED COMPENSATION PLAN


     THIS THIRD AMENDMENT is made effective as of May 6, 2010 (the "Effective Date") by Odyssey HealthCare, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:
                                  -----------

     WHEREAS, the Company sponsors the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan (the "Plan") for the benefit of its eligible employees and their beneficiaries;

     WHEREAS, pursuant to Section 10(c) of the Plan the Board of Directors of the Company (the "Board") may amend or alter the Plan without the consent of stockholders or participants, provided that, any such amendment or alteration, including any increase in any share limitation, shall be subject to the approval of the Company's stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of The NASDAQ Stock Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided further that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of any participant under any previously granted and outstanding award;

     WHEREAS, the Plan currently provides for the award of compensation that constitutes "performance-based compensation" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, pursuant to section 162(m) of the Code, the material terms of the Plan must be disclosed to and approved by the Company's stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Plan;

     WHEREAS, the material terms of the Plan were previously approved by the Company's stockholders at the Company's 2005 Annual Meeting; and

     WHEREAS, the Board believes it is in the best interest of the Company to submit this Third Amendment restating the material terms of the Plan to the stockholders of the Company for their approval to preserve the deductibility of certain awards made pursuant to the Plan.

     NOW,  THEREFORE,  the  Plan  is  hereby  amended  as  follows:

     1. Section 2(o) is hereby amended and restated, effective on the Effective Date, to continue to read as follows:

                    (o) "Eligible Person" means all officers and employees of the Company or of any Subsidiary, and other persons who provide services to the Company or any of its Subsidiaries, including directors of the Company. An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in this Plan.

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     2.     Section  5  is  hereby amended and restated, effective on the
Effective Date,  to  continue  to  read  as  follows:

                    5. ELIGIBILITY; PER PERSON AWARD LIMITATIONS. Awards may be granted under this Plan only to Eligible Persons. In each fiscal year during any part of which this Plan is in effect, a Covered Employee may not be granted Awards relating to more than 1,300,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, and in the case of Awards the value of which is not directly related to the value of the Stock, Awards the value of which at the time of payment exceeds $3,000,000.

     3. Section 8(b)(ii) is hereby amended and restated, effective on the Effective Date, to read as follows:.

                    (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin or contribution margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (9) total stockholder return; (10) debt reduction; and (11) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof. In establishing or adjusting a performance goal, the Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principle as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the Plan Year; (j) third party expenses associated with any acquisition by the Company or any Subsidiary; and (k) any other extraordinary events or occurrences identified by the Committee.

     NOW, THEREFORE, be it further provided that, except as provided above, the Plan shall continue to read in its current state.

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     IN  WITNESS  WHEREOF,  this  Third  Amendment  has  been executed by a duly authorized officer of the Company as of the date set forth in the introductory paragraph and effective as set forth herein.


                          ODYSSEY HEALTHCARE, INC.
                          a Delaware corporation



                          By:        /s/ W. Bradley Bickham
                                     -------------------------------------------

                          Name:      W. Bradley Bickham

                          Title:     Senior Vice President and General Counsel